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Exhibit I

FORM OF LOCK-UP AGREEMENT
BETWEEN GPRE AND WILON HOLDINGS S.A.

        This Lock-up Agreement, dated as of May 7, 2008, (this "Agreement"), is between Green Plains Renewable Energy, Inc., an Iowa corporation ("GPRE"), and the affiliate of VBV LLC, a Delaware limited liability company ("VBV"), whose signature appears on the signature page hereof (the "VBV Affiliate").

RECITALS

        WHEREAS, contemporaneous with the execution and delivery of this Agreement, GPRE, Merger Sub, and VBV have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"); and

        WHEREAS, as a condition and inducement to GPRE to enter into the Merger Agreement and incur the obligations set forth therein, the VBV Affiliate has agreed to the terms and provisions contained herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.     Definitions.    Any capitalized term used herein without definition has the meaning ascribed to it in the Merger Agreement. The following terms shall have the respective meanings set forth below:

          a.     "Disposition" means any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of GPRE Shares, including the right to vote, and the right to possession of GPRE Shares as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration, or the agreement to do any of the foregoing.

          b.     "GPRE Shares" means (i) all securities of GPRE (including all shares of GPRE Common Stock and all options, warrants, and other rights to acquire shares of GPRE Common Stock) owned, beneficially or of record, by the VBV Affiliate as of the date of this Agreement; and (ii) all additional securities of GPRE (including all additional shares of GPRE Common Stock and all additional options, warrants, and other rights to acquire shares of GPRE Common Stock) of which the VBV Affiliate acquires ownership (beneficially or of record) during the Term.

          c.     "Term" means the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

          d.     "VBV Common Units" means the voting common units in VBV now owned or hereafter acquired by the VBV Affiliate.

        2.     [Intentionally Omitted]

        3.     Restriction on Disposition of GPRE Shares.    During the Term and, if the Merger is consummated, until 5:00 p.m. Central Time on the day that is 90 days after the date on which the Effective Time occurs, the VBV Affiliate shall not make, offer to make, agree to make or permit any Disposition of the GPRE Shares. The restrictions contained in this Section 3 shall not apply to a Disposition to an Affiliate of such VBV Affiliate so long as so long as, in each case, the transferee(s)

deliver to GPRE or the Surviving Company, as the case may be, an executed written instrument agreeing to be bound by the terms of this Agreement as if such transferee(s) were the VBV Affiliate.

        4.     [Intentionally Omitted]

        5.     Termination.    This Agreement will terminate at 5:00 p.m. Central Time upon the earlier of (a) the date that is 90 days after the date on which the Effective Time occurs, or (b) the termination of the Merger Agreement in accordance with its terms (the earlier of (a) and (b), the "Termination Date").

        6.     Miscellaneous.

          a.    Entire Agreement.    This Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          b.    Certain Events.    The VBV Affiliate agrees that this Agreement and the obligations hereunder shall attach to its VBV Common Units and its GPRE Shares and shall be binding upon any Person to which legal or beneficial ownership of such GPRE Shares shall pass, whether by operation of law or otherwise, including, without limitation, the VBV Affiliate's successors and permitted assigns. Notwithstanding any such transfer of its VBV Common Units or GPRE Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          c.    Stock Dividends or Distributions.    In the event of a dividend or distribution, or any change in the GPRE Common Stock or the VBV Common Units by reason of any dividend, split- up, recapitalization, combination, exchange of shares/units or the like, the terms "GPRE Shares" and "VBV Common Units" will be deemed to refer to and include the GPRE Shares or VBV Common Units, as the case may be, as well as all such dividends and distributions and any shares into which or for which any or all of the GPRE Shares or VBV Common Units, as the case may be, may be changed or exchanged.

          d.    Acquisition of Additional Shares.    The VBV Affiliate shall promptly notify GPRE of the number of shares of GPRE Common Stock or acquired by the VBV Affiliate, if any, after the date of this Agreement. Any such shares of GPRE Common Stock shall, after their acquisition by the VBV Affiliate, be subject to the restrictions on transfer applicable to the GPRE Shares.

          e.    Waiver of Appraisal Rights.    The VBV Affiliate hereby waives, releases, and discharges any rights of appraisal or rights to dissent from the Merger that the VBV Affiliate may have.

          f.    Assignments: Rights of Assignees; Third Party Beneficiaries.    This Agreement shall not be assignable by the VBV Affiliate without the prior written consent of GPRE. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          g.    Specific Performance.    The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached. Therefore, each party agrees that the non-breaching party may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

          h.    Waiver.    No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

          i.    Section Headings.    Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

          j.    Choice of Law; Jurisdiction and Venue.    This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Iowa (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in New Castle County, Delaware, (ii) agrees that any action or proceeding shall be brought exclusively in such courts, unless subject matter jurisdiction or personal jurisdiction cannot be obtained, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any parties hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          k.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or by overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

    If to GPRE, to:

    Green Plains Renewable Energy, Inc.
    105 N 31st Avenue Suite 103
    Omaha, NE, 68131
    Fax no.: 402-884-8776
    Attention: Wayne Hoovestol

        If to the VBV Affiliate: At its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

          l.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

          m.    Severability of Provisions.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, (i) such term, provision, covenant or restriction shall, unless no such amended provision would be valid or enforceable, be deemed amended to the minimum extent necessary to cause it, as so amended, to be valid and enforceable, and (ii) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

        7.     Effectiveness.    This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Lock-Up and Voting Agreement to be duly executed as of the date first set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:	/s/ WAYNE HOOVESTOL
Name:	Wayne Hoovestol
Title:	Chief Executive Officer
WILON HOLDINGS S.A.
By:	/s/ ALAIN TREVER
Name:	Alain Trever
Title:	Director

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  Exhibit I